EXHIBIT 99.1

From: Fessler Thomas
To: Urban, Michael; Trox, Klaus; Stuetz, Klaus; von Welczeck, Alexander
CC: Lo, Henry; Michels, Dirk
Sent: Wed Nov 30 20:33:46 2005
Subject: Re: Board Meeting

Gettleman. When I was asked to become a director several months ago I was advised that the corporation would soon have in place for all directors adequate insurance through a DandO program or like coverage. To date this issue remains unaddressed and as the corporations's ouside director I must for the record state this is adverse to retaining qualifed and competent board members and a best business practice for a well managed company. I have previously advised that this coverage be secured and yet to date this action has not been taken. This evening I was advised by the board's chairman that tomorrow's board meeting would be rescheduled and that directors coverage was still not being provided to the board's directors. With this said I have decided to resign as a member of this board effective this date to emphasize that I take my role as a outside director very seriously and sincerely hope this decision advances the company's attention to address this issue in a timely fashion. At such time that insurance is place and at the discretion of the compamy's shareholders I would again consider joining the board in this former capacity or if the board would perfer as an independent advisor to the board. I trust you understand my position. The corporate secretary should consider this communication as my formal notification of the above. Thomas.